Bernstein, Shur, Sawyer & Nelson, P.A.	Counselors at Law
100 Middle Street, West Tower, P.O. Box 9729, Portland, Maine 04104-5029 207-774-1200 Fax 207-774-1127 Internet: mainelaw.com

                                                        October 13, 2000

Board of Trustees
The Winter Harbor Fund
511 Congress Street
Portland, Maine 04101

Board of Trustees
The Royce Fund
1414 Avenue of the Americas
New York, New York 10019

Ladies and Gentlemen:

          We have acted as counsel to The Winter Harbor Fund, a Delaware business trust (the "Trust"), in connection with the planned transfer by The REvest Value Fund (the "Selling Fund"), a series of the Trust, of all of its assets to Royce Total Return Fund (the "Acquiring Fund"), a series of The Royce Fund, a Delaware business trust, solely in exchange for voting stock of the Acquiring Fund(1) and the assumption by the Acquiring Fund of substantially all of the liabilities of the Selling Fund, followed by the distribution by the Selling Fund of such Acquiring Fund stock pro rata to its shareholders solely in exchange for their Selling Fund stock in liquidation of the Selling Fund. Such transaction (the "Reorganization") is planned pursuant to the Agreement and Plan of Reorganization approved by the Board of Trustees of the Trust on June 9, 2000 and September 15, 2000, and the Board of Trustees of The Royce Fund on April 11, 2000 (the "Plan"). This opinion is being delivered to you at the Trust's request. All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan.

          The opinions expressed in this letter are based solely upon current law, including the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, other current published administrative positions of the IRS, and existing judicial decisions. It should be understood by all of the recipients of this opinion that the legal authorities relied upon herein are subject to change or modification at any time, and any such changes or modifications could apply retroactively; that no ruling has been (or will be) sought from the IRS by the Trust or The Royce Fund as to the federal income tax consequences of any aspect of the Reorganization; that there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with the opinions expressed herein; and, that any inaccuracy in, or breach of, any of the representations or assumptions set forth below or in the Plan, or any change after the date hereof in applicable law, could adversely affect our opinion.
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     (1) Under Delaware law, ownership interests in the Acquiring Fund constitute shares of beneficial interest. Such interests are considered stock for federal income tax purposes and are referred to as "stock" herein.

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Board of Trustees, The Winter Harbor Fund
Board of Trustees, The Royce Fund
October 13, 2000

          For purposes of the opinions set forth below, we have reviewed and relied upon (i) the Plan, (ii) the most recent audited financial statements of the Selling Fund, and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have reviewed and relied upon representations from the Trust, The Royce Fund, and Ebright Investments, Inc., the investment adviser to the Selling Fund ("EII"), which representations we have assumed to be accurate and will neither investigate nor verify. Also, we have assumed that (i) at all relevant times, the Selling Fund and the Acquiring Fund will continue to be operated as regulated investment companies within the meaning of Subchapter M of the Code; (ii) all documents we have reviewed are true and accurate, accurately reflect the originals, and have been properly executed; and (iii) the activities of the Selling Fund and the Acquiring Fund in connection with the Plan and the transactions contemplated therein have been and will be conducted in the manner provided in such documents and as set forth herein. Furthermore, we have assumed that (i) all representations which are made "to the best knowledge" of any person will be true, correct, and complete as if made without such qualification; (ii) the Reorganization will be consummated substantially in accordance with the Plan; and (iii) there are no shareholders that will directly own, at the time of the Reorganization, more than five percent (5%) of the shares of the Selling Fund, other than The Carlisle Companies ("Carlisle") and Joyce M. Ebright ("Ebright").

          We understand that, as of the close of business on August 18, 2000 Carlisle owned 565,450.771 shares of the Selling Fund, which constituted 41.9% of the Selling Fund, and Ebright owned 170,616.581 shares of the Selling Fund, which constituted 12.6% of the Selling Fund. We further understand that, during the period from August 18, 2000 to October 6, 2000, Carlisle and Ebright have had net increases to their share holdings of the Selling Fund. In addition, we have assumed, with your permission, that there is no plan or intention by Carlisle and Ebright to redeem, sell, exchange, or otherwise dispose of any shares of Acquiring Fund stock received in the Reorganization, except as described in certificates delivered to this firm by officers of the Trust and The Royce Fund.

          Based on and subject to the foregoing, we are of the opinion that:

          (1) The transfer of all of the assets of the Selling Fund to the Acquiring Fund in exchange for the assumption of substantially all of the liabilities of the Selling Fund by the Acquiring Fund and the delivery to the Selling Fund of shares of the Acquiring Fund, followed by the distribution by the Selling Fund pro rata to its shareholders of such shares of the Acquiring Fund and the liquidation of the Selling Fund, pursuant to the Plan, will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code, and the Selling Fund and the Acquiring Fund will each be "a party to a reorganization" within the meaning of Code Section 368(b);

          (2) Pursuant to Code Sections 357(a) and 361(a) and (c), the Selling Fund will not recognize any gain or loss solely as a result of the Reorganization;

          (3)Pursuant to Code Section 1032(a), the Acquiring Fund will not recognize any gain or loss solely due to the receipt of the assets of the Selling Fund in exchange for shares of the Acquiring Fund;

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Board of Trustees, The Winter Harbor Fund
Board of Trustees, The Royce Fund
October 13, 2000

           (4) Pursuant to Code Section 354(a)(1), the shareholders of the Selling Fund will not recognize any gain or loss solely on the exchange of their shares of the Selling Fund for shares of the Acquiring Fund;

           (5) Pursuant to Code Section 358(a)(l), the aggregate tax basis of shares of the Acquiring Fund received by each shareholder of the Selling Fund will be the same as the aggregate tax basis of the shares of the Selling Fund exchanged therefor;

           (6) Pursuant to Code Section 362(b), the Acquiring Fund's adjusted tax basis in the assets received from the Selling Fund in the Reorganization will be the same as the adjusted tax basis of such assets in the hands of the Selling Fund immediately prior to the Reorganization;

           (7) Pursuant to Code Section 1223(1), the holding period of each former shareholder of the Selling Fund in the shares of the Acquiring Fund received in the Reorganization will include the period during which such shareholder held his, her or its shares of the Selling Fund as a capital asset; and

           (8) Pursuant to Code Section 1223(2), the Acquiring Fund's holding periods in the assets received from the Selling Fund in the Reorganization will include the holding periods of such assets in the hands of the Selling Fund immediately prior to the Reorganization.

          Insofar as opinions expressed herein relate to factual matters, such opinions are given on the basis of the actual knowledge of those attorneys in this firm who have been principally involved in representing the Trust in connection with the transactions contemplated by the Plan.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 and to use of our name and any reference to our firm in the Registration Statement or in the Combined Prospectus/Proxy Statement constituting a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Securities and Exchange Commission.

          No opinion is expressed as to any matter in this letter other than as set forth above. This opinion is given as of the date hereof and we do not undertake, and hereby disclaim any obligation, to advise you of any changes in any matters on which the opinions set forth herein are based.

                                            Very truly yours,

                                            /s/ Bernstein, Shur, Sawyer & Nelson, P.A.

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